Exhibit 99.1

Calumet Specialty Products Partners, L.P. Reports Third Quarter 2018 Results
Heavy turnaround activity across both Specialty and Fuels businesses; Company sets new three-year self-help targets to deliver an additional $100 million in EBITDA by year-end 2021
INDIANAPOLIS — (PR NEWSWIRE) — November 9, 2018 — Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Partnership,” “Calumet,” “we,” “our” or “us”), a leading independent producer of specialty hydrocarbon and fuel products, today reported results for the third quarter ended September 30, 2018, as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(Dollars in millions, except per unit data)
Net loss	$(16.5)	$(23.6)	$(73.2)	$(20.2)
Limited partners’ interest basic and diluted net loss per unit	$(0.21)	$(0.30)	$(0.92)	$(0.25)
Adjusted EBITDA	$54.3	$95.7	$208.2	$276.0
The Partnership’s $16.5 million Net loss included $9.4 million of non-cash unrealized loss associated with the mark-to-market provision of our inventory financing agreement. Excluding this item, Net loss would have been $7.1 million for the third quarter. Adjusted EBITDA of $54.3 million in the third quarter of 2018 included, but was not limited to, the impact of an unfavorable lower of cost or market (“LCM”) inventory adjustment of $2.3 million, $3.0 million of expenses related to the Company’s enterprise resource planning (“ERP”) system, and $0.3 million of realized losses on derivatives. Excluding these items, Net loss and Adjusted EBITDA would have been $1.5 million ($0.02 per common unit) and $59.9 million, respectively for the third quarter. Results from the third quarter of 2017 included $32.0 million from divested operations.
For detailed information on Adjusted EBITDA and a reconciliation of Adjusted EBITDA to the nearest comparable GAAP measure for the periods presented above, please see the sections of this release entitled “Non-GAAP Financial Measures” and “Reconciliation of Net loss To EBITDA, Adjusted EBITDA and Distributable Cash Flow.”
Management Commentary
“Planned downtime across our facilities resulted in lower volumes and profitability, as we completed the heaviest portion of our turnaround activity for 2018," said Tim Go, Chief Executive Officer of Calumet. “In our Specialty segment, we had roughly 40 days of downtime at our Princeton facility, which significantly impacted our volumes. However, we were able to capture more profit per barrel through improved product mix than we did in the year-ago period, despite facing the continued headwinds from higher crude prices and supply-driven weakness in the paraffinic base oil market. In our Fuels segment, the partial turnaround at our Great Falls refinery lasted roughly 32 days and impacted gasoline volumes. Our fuels business continued to perform well as its contributions to our consolidated results reflects the benefit of our cost-advantaged feedstock and the investments we have made to upgrade our fuel products. Additionally, we were able to capture another $10.8 million in EBITDA from our self-help program during the quarter which brings the program-to-date total to approximately $170 million versus the originally stated goal of $150-200 million. Given the success and the positive contributions to our profitability, we are launching Phase II of this multi-year self-help program that will start in 2019, with the goal of adding an additional $100 million in EBITDA to our results by year-end 2021."
Go concluded, "As we progress through our transformation, we remain committed to delivering on our strategic priorities. Currently our most important priority is de-leveraging, and while we have made considerable progress in this area over the last two years, there is still much work to be done to improve our leverage profile. Our liquidity continues to improve, supported by incremental free cash flow generation. Additionally, we continue to increase our exposure to cost-advantaged crudes, and we are now running roughly 19,000 bpd of WTI-Midland through our facilities, up from 10,500 bpd last quarter as our system takes advantage of wider crude differentials. Heading into the final quarter of the year, our team will be diligent in identifying additional opportunities to reduce our costs and enhance margins across our business as we work to deliver value to our unitholders."

Specialty Products Segment | Results Summary

	Three Months Ended September 30,
	2018	2017
	(Dollars in millions, except per barrel data)
Specialty products segment gross profit	$72.3	$69.7
Specialty products segment Adjusted EBITDA	$37.0	$43.0
Specialty products segment gross profit per barrel	$34.17	$30.81
Specialty products TTM Adjusted EBITDA Margin	11.6%	14.1%
Specialty products quarterly Adjusted EBITDA Margin	10.6%	14.1%

The specialty products segment gross profit of $72.3 million rose compared to $69.7 million in the year-ago period, while Adjusted EBITDA of $37.0 million declined relative to $43.0 million in the year-ago period. Specialty products segment gross profit per barrel of $34.17 increased approximately 10.9% compared to $30.81 last year, but was down sequentially compared to $37.12 in the prior quarter. Performance was driven by contributions from the higher-margin Finished Lubricants business, which was more than offset by lower volumes due to planned turnaround activity at the Princeton facility, rising crude prices, larger LLS/WTI crude price differentials and pricing weakness across the paraffinic base oil market during the quarter. The specialty segment quarterly Adjusted EBITDA Margin results of 10.6%, declined compared to 14.1% in the year-ago period, driven primarily by the turnaround activity at the Princeton facility and the more than 40% rise in crude prices year-over-year.
Fuel Products Segment | Results Summary

	Three Months Ended September 30,
	2018	2017
	(Dollars in millions, except per barrel data)
Fuel products segment gross profit	$32.0	$58.0
Fuel products segment Adjusted EBITDA	$17.5	$46.3
Fuel products segment gross profit per barrel	$4.47	$5.18

Fuel products segment gross profit of $32.0 million and Adjusted EBITDA of $17.5 million decreased compared to the as reported figures of $58.0 million and $46.3 million in the year-ago period, respectively. After adjusting for the impact of the Superior refinery divestiture, quarterly Adjusted EBITDA results represented a slight decrease compared to last year’s underlying performance results, driven primarily by planned downtime at Great Falls. Gross profit per barrel of $4.47 decreased compared to $5.18 in the Hurricane-impacted year-ago period, driven by the over 10% decrease in the benchmark Gulf Coast 2-1-1 crack spread year-over-year, offset somewhat by wider crude differentials for WCS and Midland priced WTI and by the impacts of the planned partial turnaround activity at the Great Falls refinery in the quarter.
Partnership Liquidity
As of September 30, 2018, the Partnership had total liquidity of $406.3 million, comprised of $65.5 million of unrestricted cash and availability under the revolving credit facility of $340.8 million. As of September 30, 2018, Calumet had a $370.1 million borrowing base, $29.2 million in outstanding standby letters of credit and $0.1 million outstanding borrowings. The Partnership believes it will continue to have sufficient liquidity from cash on hand, cash flow from operations, borrowing capacity and other means by which to meet its financial commitments, debt service obligations, contingencies and anticipated capital expenditures.

Financial Guidance
Full-Year 2018 Capital Spending Forecast
Through the third quarter of 2018, total capital spending was $55.1 million, primarily related to maintenance and turnaround activity. For the full-year 2018, the Partnership is lowering guidance on total capital expenditures, now expected to come within the range of $70 to $80 million.
2018 Renewable Fuel Standard (“RFS”) Compliance Impact Forecast
The Partnership records its outstanding renewable identification numbers (“RINs”) obligation as a balance sheet liability. This liability is marked-to-market on a quarterly basis to reflect the market price of RINs on the last day of each quarter. The Partnership expects its gross estimated annual RINs obligation, which includes RINs that are required to be secured through either blending or through the purchase of RINs in the open market, will be up to 85 million RINs for the full-year 2018, excluding the potential for any hardship waivers that may or may not be granted by the U.S. Environmental Protection Agency (“EPA”) to any of the Partnership’s fuel refineries at a later time. Calumet expects to be able to satisfy a portion of its 2018 gross RINs obligation through internal blending efforts.

Operations Summary
The following table sets forth information about the Partnership’s combined operations from continuing operations. Facility production volume differs from sales volume due to changes in inventories and the sale of purchased fuel product blendstocks such as ethanol and biodiesel and the resale of crude oil in the Partnership’s fuel products segment.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(In bpd)		(In bpd)
Total sales volume (1)	100,793	146,228	97,150	139,011
Total feedstock runs (2)	101,220	137,528	94,866	135,435
Facility production: (3)
Specialty products:
Lubricating oils	11,716	14,220	11,840	15,095
Solvents	7,728	7,868	7,812	7,819
Waxes	1,106	1,462	1,172	1,437
Packaged and synthetic specialty products (4)	2,052	1,999	2,314	2,370
Other	3,106	2,679	2,305	2,025
Total	25,708	28,228	25,443	28,746

Fuel products:
Gasoline	21,514	38,655	20,179	37,819
Diesel	30,818	36,335	27,315	34,723
Jet fuel	3,060	5,381	3,168	5,812
Asphalt, heavy fuel oils and other	21,174	31,969	19,673	31,703
Total	76,566	112,340	70,335	110,057
Total facility production (3)	102,274	140,568	95,778	138,803

(1)
Total sales volume includes sales from the production at the Partnership’s facilities and certain third-party facilities pursuant to supply and/or processing agreements, sales of inventories and the resale of crude oil to third-party customers. Total sales volume includes the sale of purchased fuel product blendstocks, such as ethanol and biodiesel, as components of finished fuel products in the Partnership’s fuel products segment sales.

The decrease in total sales volume for the three and nine months ended September 30, 2018, as compared to the same periods in 2017, is due primarily to the divestiture of the Superior Refinery in November 2017 and decreased production due to maintenance activities.

(2)
Total feedstock runs represent the barrels per day (“bpd”) of crude oil and other feedstocks processed at the Partnership’s facilities and at certain third-party facilities pursuant to supply and/or processing agreements.

The decrease in total feedstock runs for the three and nine months ended September 30, 2018, as compared to the same periods in 2017, is due primarily to the divestiture of the Superior refinery in November 2017 and decreased production due to maintenance activities.

(3)
Total facility production represents the bpd of specialty products and fuel products yielded from processing crude oil and other feedstocks at the Partnership’s facilities and at certain third-party facilities pursuant to supply and/or processing agreements. The difference between total facility production and total feedstock runs is primarily a result of the time lag between the input of feedstocks and production of finished products and volume loss.

The change in total facility production for the three and nine months ended September 30, 2018, as compared to the same periods in 2017, is due primarily to the operational items discussed above in footnote 2.

(4)	Represents production of finished lubricants and chemicals specialty products including the products from the Royal Purple, Bel-Ray and Calumet Packaging facilities.

Derivatives Summary
The following table summarizes the derivative activity reflected in the unaudited condensed consolidated statements of operations and unaudited condensed consolidated statements of cash flows for the three and nine months ended September 30, 2018 and 2017:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(In millions)		(In millions)
Realized loss on derivative instruments	$(0.3)	$(2.3)	$(2.4)	$(7.2)
Unrealized gain (loss) on derivative instruments	(2.4)	(9.7)	0.4	2.2
Total derivative loss reflected in the unaudited condensed consolidated statements of operations	$(2.7)	$(12.0)	$(2.0)	$(5.0)
Total loss on commodity derivative settlements	$(0.3)	$(2.3)	$(2.4)	$(7.2)
Webcast Information
A conference call is scheduled for 9:00 a.m. ET on November 9, 2018 to discuss the financial and operational results for the third quarter 2018. Investors, analysts and members of the media interested in listening to the live presentation are encouraged to join a webcast of the call with accompanying presentation slides, available on the Partnership's website at http://www.calumetspecialty.com. Interested parties may also participate in the call by dialing (866) 584-9671 and entering the passcode 3296895. A replay of the conference call will be available a few hours after the event on the investor relations section of the Company's website, under the events section and will remain available for at least 90 days.
About the Partnership
Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) is a master limited partnership and a leading independent producer of high-quality, specialty hydrocarbon products in North America. Calumet processes crude oil and other feedstocks into customized lubricating oils, solvents and waxes used in consumer, industrial and automotive products and produces fuel products including gasoline, diesel and jet fuel. Calumet is based in Indianapolis, Indiana, and operates eleven manufacturing facilities located in northwest Louisiana, northern Montana, western Pennsylvania, Texas, New Jersey and eastern Missouri.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. The statements discussed in this press release that are not purely historical data are forward-looking statements, including, but not limited to, the statements regarding (i) our expectation regarding our business outlook and cash flows, (ii) our expectation regarding anticipated capital expenditures, (iii) our access to capital to meet our financial commitments, debt service obligations, contingencies and anticipated capital expenditures, and (iv) statements regarding future Adjusted EBITDA contributions attributable to our multi-year self-help program commencing in 2019. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future sales and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions or dispositions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause our actual results to differ materially from our historical experience and our present expectations or projections. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include: the overall demand for specialty hydrocarbon products, fuels and other refined products; the level of foreign and domestic production of crude oil and refined products; our ability to produce specialty products and fuel products that meet our customers’ unique and precise specifications; the impact of fluctuations and rapid increases or decreases in crude oil and crack spread prices, including the resulting impact on our liquidity; the results of our hedging and other risk management activities; our ability to comply with financial covenants contained in our debt instruments; the availability of, and our ability to consummate, acquisition or combination opportunities and the impact of any completed acquisitions; labor relations; impact of possible divestitures of assets or business; our access to capital, including debt and equity markets, to fund expansions, acquisitions and our working capital needs and our ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets, businesses or third-party product supply and processing relationships; our ability to timely and effectively integrate the operations of acquired businesses or assets, particularly those in new geographic areas or in new lines of business; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; maintenance of our credit ratings and ability to receive open credit lines from our suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; our ability to access sufficient crude oil supply through long-term or month-to-month evergreen contracts and on the spot market; the effects of competition; continued creditworthiness of, and performance by, counterparties; the impact of current and future laws, rulings and governmental regulations, including guidance related to the Dodd-Frank Wall Street Reform and Consumer Protection Act; the costs of complying with the RFS, including the prices paid for RINs; shortages or cost increases of power supplies, natural gas, materials or labor; hurricane or other weather interference with business operations; accidents or other unscheduled shutdowns; and general economic, market or business conditions.
For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the Securities and Exchange Commission (“SEC”), including our latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Measures
We include in this press release the non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted EBITDA Margin. We provide reconciliations of EBITDA, Adjusted EBITDA and Distributable Cash Flow to Net loss, our most directly comparable financial performance measure. We also provide a reconciliation of Distributable Cash Flow to Net cash used in operating activities, our most directly comparable liquidity measure. Both Net loss and Net cash used in operating activities are calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).
EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted EBITDA Margin are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We believe that these non-GAAP measures are useful to analysts and investors as they exclude transactions not related to our core cash operating activities and provide metrics to analyze our ability to pay distributions and interest costs. We believe that excluding these transactions allows investors to meaningfully analyze trends and performance of our core cash operations.
We define EBITDA for any period as net income (loss) plus interest expense (including debt issuance costs), income taxes and depreciation and amortization.
We define Adjusted EBITDA for any period as: (1) net income (loss); plus (2)(a) interest expense (including debt issuance and extinguishment costs); (b) income taxes; (c) depreciation and amortization; (d) impairment; (e) unrealized losses from mark-to-market accounting for hedging activities; (f) realized gains under derivative instruments excluded from the determination of net income (loss); (g) non-cash equity-based compensation expense and other non-cash items (excluding items such as accruals of cash expenses in a future period or amortization of a prepaid cash expense) that were deducted in computing net income (loss); (h) debt refinancing fees, premiums and penalties; (i) any net loss realized in connection with an asset sale that was deducted in computing net income (loss) and (j) all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense; minus (3)(a) unrealized gains from mark-to-market accounting for hedging activities; (b) realized losses under derivative instruments excluded from the determination of net income (loss) and (c) other non-recurring expenses and unrealized items that reduced net income (loss) for a prior period, but represent a cash item in the current period.
We define Distributable Cash Flow for any period as Adjusted EBITDA less replacement and environmental capital expenditures, turnaround costs, cash interest expense (consolidated interest expense less non-cash interest expense), income (loss) from unconsolidated affiliates, net of cash distributions and income tax expense (benefit).
We define Adjusted EBITDA Margin as Adjusted EBITDA divided by sales.
The definitions of Adjusted EBITDA and Distributable Cash Flow that are presented in this release are consistent with the calculation of “Consolidated Cash Flow” contained in the indentures governing our 7.625% senior notes due January 15, 2022, that were issued in November 2013 (the “2022 Notes”), our 6.50% senior notes due April 15, 2021, that were issued in March 2014 (the “2021 Notes”) and our 7.75% senior notes due April 15, 2023 (the “2023 Notes”), that were issued in March 2015. We are required to report Consolidated Cash Flow to the holders of our 2021 Notes, 2022 Notes and 2023 Notes and Adjusted EBITDA to the lenders under our revolving credit facility, and these measures are used by them to determine our compliance with certain covenants governing those debt instruments. Please see our filings with the SEC, including our 2017 Annual Report on Form 10-K and Quarterly Report on Form 10-Q, for additional details regarding the covenants governing our debt instruments.
EBITDA, Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to Net loss, Operating income, Net cash used in operating activities or any other measure of financial performance presented in accordance with GAAP. In evaluating our performance as measured by EBITDA, Adjusted EBITDA and Distributable Cash Flow, management recognizes and considers the limitations of these measurements. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA, Adjusted EBITDA and Distributable Cash Flow are only three of several measurements that management utilizes. Moreover, our EBITDA, Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of another company because all companies may not calculate EBITDA, Adjusted EBITDA and Distributable Cash Flow in the same manner. The following tables present a reconciliation of EBITDA, Adjusted EBITDA and Distributable Cash Flow to Net loss, our most directly comparable GAAP financial performance measure, and Distributable Cash Flow to Net cash used in operating activities, our most directly comparable GAAP liquidity measure, for each of the periods indicated.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except unit and per unit data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Sales	$953.5	$1,026.5	$2,649.5	$2,880.0
Cost of sales	849.2	898.8	2,308.6	2,479.1
Gross profit	104.3	127.7	340.9	400.9
Operating costs and expenses:
Selling	11.7	14.4	37.0	45.8
General and administrative	30.7	40.4	103.2	103.4
Transportation	36.4	29.9	99.7	101.2
Taxes other than income taxes	5.9	6.8	13.2	16.8
Asset impairment	—	—	—	0.4
Other operating (income) expense	(2.0)	3.8	(18.7)	6.8
Operating income	21.6	32.4	106.5	126.5
Other income (expense):
Interest expense	(37.7)	(47.4)	(120.4)	(135.8)
Debt extinguishment costs	—	—	(58.8)	—
Loss on derivative instruments	(2.7)	(12.0)	(2.0)	(5.0)
Other	3.2	0.8	5.6	1.5
Total other expense	(37.2)	(58.6)	(175.6)	(139.3)
Net loss from continuing operations before income taxes	(15.6)	(26.2)	(69.1)	(12.8)
Income tax expense (benefit) from continuing operations	0.4	(0.1)	1.0	(0.2)
Net loss from continuing operations	$(16.0)	$(26.1)	$(70.1)	$(12.6)
Net income (loss) from discontinued operations, net of tax	(0.5)	2.5	(3.1)	(7.6)
Net loss	$(16.5)	$(23.6)	$(73.2)	$(20.2)
Allocation of net loss:
Net loss	$(16.5)	$(23.6)	$(73.2)	$(20.2)
Less:				.
General partner’s interest in net loss	(0.4)	(0.5)	(1.5)	(0.4)
Net loss available to limited partners	$(16.1)	$(23.1)	$(71.7)	$(19.8)
Weighted average limited partner units outstanding:
Basic and Diluted	77,783,879	77,632,784	77,643,006	77,537,531
Limited partners’ interest basic and diluted net income (loss) per unit:
From continuing operations	$(0.20)	$(0.33)	$(0.88)	$(0.16)
From discontinued operations	(0.01)	0.03	(0.04)	(0.09)
Limited partners’ interest	$(0.21)	$(0.30)	$(0.92)	$(0.25)

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$65.5	$164.3
Restricted Cash	—	350.0
Accounts receivable, net	281.0	354.1
Inventories	363.6	314.4
Derivative assets	10.7	—
Prepaid expenses and other current assets	14.5	8.7
Total current assets	735.3	1,191.5
Property, plant and equipment, net	1,115.8	1,159.2
Investment in unconsolidated affiliates	25.4	35.0
Goodwill	171.4	171.4
Other intangible assets, net	93.0	107.9
Other noncurrent assets, net	36.8	23.8
Total assets	$2,177.7	$2,688.8
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$252.4	$282.3
Accrued interest payable	45.0	52.5
Accrued salaries, wages and benefits	31.5	35.9
Other taxes payable	24.6	16.1
Obligations under inventory financing agreements	137.3	103.1
Other current liabilities	27.8	73.7
Current portion of long-term debt	2.9	354.1
Derivative liabilities	—	6.0
Discontinued operations, current liabilities	0.5	2.0
Total current liabilities	522.0	925.7
Pension and postretirement benefit obligations	2.9	3.1
Other long-term liabilities	1.5	1.9
Long-term debt, less current portion	1,600.1	1,638.2
Total liabilities	2,126.5	2,568.9
Commitments and contingencies
Partners’ capital:
Partners’ capital	55.5	127.1
Accumulated other comprehensive loss	(4.3)	(7.2)
Total partners’ capital	51.2	119.9
Total liabilities and partners’ capital	$2,177.7	$2,688.8

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Nine Months Ended September 30,
	2018	2017
Operating activities
Net loss	$(73.2)	$(20.2)
Adjustments to reconcile net loss to net cash used in operating activities:
Net loss from discontinued operations	3.1	7.6
Depreciation and amortization	88.8	119.0
Amortization of turnaround costs	8.7	20.4
Non-cash interest expense	6.1	7.6
Loss on debt extinguishment costs	58.8	—
Unrealized gain on derivative instruments	(0.4)	(2.2)
Asset impairment	—	0.4
Equity based compensation	2.8	8.4
Lower of cost or market inventory adjustment	(12.0)	(16.5)
Other non-cash activities	(3.0)	8.8
Changes in assets and liabilities:
Accounts receivable	29.0	(119.2)
Inventories	(34.4)	15.1
Prepaid expenses and other current assets	(3.8)	(4.8)
Derivative activity	(0.4)	(0.3)
Turnaround costs	(11.1)	(11.3)
Other assets	—	(0.4)
Accounts payable	(32.5)	18.8
Accrued interest payable	(7.0)	2.9
Accrued salaries, wages and benefits	(4.5)	17.8
Other taxes payable	8.5	7.0
Other liabilities	(52.7)	(39.7)
Pension and postretirement benefit obligations	(0.1)	(0.5)
Net cash used in discontinued operations	—	(22.0)
Net cash used in operating activities	(29.3)	(3.3)
Investing activities
Additions to property, plant and equipment	(41.3)	(45.3)
Investment in unconsolidated affiliate	(3.8)	—
Proceeds from sale of unconsolidated affiliate	9.9	—
Proceeds from sale of business, net	44.8	—
Proceeds from sale of property, plant and equipment	0.3	—
Net cash provided by (used in) discontinued investing activities	3.6	(0.3)
Net cash provided by (used in) investing activities	13.5	(45.6)
Financing activities
Proceeds from borrowings — revolving credit facility	166.8	781.2
Repayments of borrowings — revolving credit facility	(166.9)	(791.3)
Repayments of borrowings — senior notes	(400.0)	—
Payments on capital lease obligations	(2.2)	(6.7)
Proceeds from inventory financing agreements	16.4	91.6
Proceeds from other financing obligations	4.6	—
Payments on other financing obligations	(2.3)	(1.5)
Payments on extinguishment of debt	(46.6)	—
Debt issuance costs	(2.9)	(2.2)
Contributions from Calumet GP, LLC	0.1	0.1
Net cash provided by (used in) financing activities	(433.0)	71.2
Net increase (decrease) in cash, cash equivalents and restricted cash	(448.8)	22.3
Cash, cash equivalents and restricted cash at beginning of period	514.3	4.2
Cash, cash equivalents and restricted cash at end of period	$65.5	$26.5

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET LOSS TO EBITDA, ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW
(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Reconciliation of Net loss to EBITDA, Adjusted EBITDA and Distributable Cash Flow:	(Unaudited)
Net loss	$(16.5)	$(23.6)	$(73.2)	$(20.2)
Add:
Interest expense	37.7	47.4	120.4	135.8
Depreciation and amortization	29.6	48.6	88.8	130.6
Income tax expense (benefit)	0.4	(0.1)	1.0	(1.1)
EBITDA	$51.2	$72.3	$137.0	$245.1
Add:
Unrealized (gain) loss on derivative instruments	$2.4	$9.7	$(0.4)	$(2.2)
Realized loss on derivatives, not included in net loss or settled in a prior period	0.7	—	2.8	—
Amortization of turnaround costs	2.7	6.4	8.7	20.4
Impairment charges	—	—	—	0.4
Debt extinguishment costs	—	—	58.8	—
Equity based compensation and other items	(2.7)	7.3	1.3	12.3
Adjusted EBITDA	$54.3	$95.7	$208.2	$276.0
Less:
Replacement and environmental capital expenditures (1)	4.4	10.2	16.0	21.1
Cash interest expense (2)	36.0	44.6	114.3	128.2
Turnaround costs	3.5	1.0	11.1	11.3
Loss from unconsolidated affiliates	—	(0.2)	(3.7)	(0.4)
Income tax expense (benefit)	0.4	(0.1)	1.0	(1.1)
Distributable Cash Flow	$10.0	$40.2	$69.5	$116.9

(1)
Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs. Environmental capital expenditures include asset additions to meet or exceed environmental and operating regulations.

(2)	Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF DISTRIBUTABLE CASH FLOW, ADJUSTED EBITDA AND EBITDA TO NET CASH USED IN OPERATING ACTIVITIES
(In millions)

	Nine Months Ended September 30,
	2018	2017
Reconciliation of Distributable Cash Flow, Adjusted EBITDA and EBITDA to Net cash used in operating activities:	(Unaudited)
Distributable Cash Flow	$69.5	$116.9
Add:
Replacement and environmental capital expenditures (1)	16.0	21.1
Cash interest expense (2)	114.3	128.2
Turnaround costs	11.1	11.3
Loss from unconsolidated affiliates	(3.7)	(0.4)
Income tax expense (benefit)	1.0	(1.1)
Adjusted EBITDA	$208.2	$276.0
Less:
Unrealized gain on derivative instruments	$(0.4)	$(2.2)
Realized loss on derivatives, not included in net loss or settled in a prior period	2.8	—
Amortization of turnaround costs	8.7	20.4
Impairment charges	—	0.4
Debt extinguishment costs	58.8	—
Equity based compensation and other items	1.3	12.3
EBITDA	$137.0	$245.1
Add:
Unrealized gain on derivative instruments	$(0.4)	$(2.2)
Cash interest expense (2)	(114.3)	(128.2)
Asset impairment	—	0.4
Equity based compensation	2.8	8.4
Lower of cost or market inventory adjustment	(12.0)	(19.1)
Loss from unconsolidated affiliates	3.7	0.4
Amortization of turnaround costs	8.7	20.4
Debt extinguishment costs	58.8	—
Income tax benefit (expense)	(1.0)	1.1
Changes in assets and liabilities:
Accounts receivable	29.0	(155.1)
Inventories	(34.4)	8.0
Other current assets	(3.8)	(4.8)
Derivative activity	(0.4)	(0.3)
Turnaround costs	(11.1)	(11.3)
Other assets	—	(0.4)
Accounts payable	(32.5)	37.7
Accrued interest payable	(7.0)	2.9
Other current liabilities	(48.7)	(14.7)
Other	(3.7)	8.4
Net cash used in operating activities	$(29.3)	$(3.3)

(1)
Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs. Environmental capital expenditures include asset additions to meet or exceed environmental and operating regulations.

(2)	Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF SEGMENT ADJUSTED EBITDA TO NET LOSS
(In millions)

	Three Months Ended September 30,
	2018	2017
Reconciliation of Segment Adjusted EBITDA to Net loss:	(Unaudited)
Segment Adjusted EBITDA
Specialty products Adjusted EBITDA	$37.0	$43.0
Fuel products Adjusted EBITDA	17.5	46.3
Discontinued operations Adjusted EBITDA	(0.2)	6.4
Total segment Adjusted EBITDA	$54.3	$95.7
Less:
Unrealized loss on derivative instruments	$2.4	$9.7
Realized loss on derivatives, not included in net loss or settled in a prior period	0.7	—
Amortization of turnaround costs	2.7	6.4
Equity based compensation and other items	(2.7)	7.3
EBITDA	$51.2	$72.3
Less:
Interest expense	$37.7	$47.4
Depreciation and amortization	29.6	48.6
Income tax expense (benefit)	0.4	(0.1)
Net loss	$(16.5)	$(23.6)